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                                                                    Exhibit 99.1

Photronics and Align-Rite International Agree to Merge Creating World's Largest Photomask Supplier
Business Wire - September 15, 1999 18:22

JUPITER, Fla. and LOS ANGELES--(BUSINESS WIRE)--Sept. 15, 1999-- Photronics, Inc. (Nasdaq:PLAB), and Align-Rite International, Inc. (Nasdaq:MASK), two of the global semiconductor industry's leading photomask suppliers, jointly announced today that they have signed a definitive agreement to merge the two companies in a stock transaction.

The combination of Photronics and Align-Rite will create the world's largest and fastest growing merchant photomask supplier at a time when the demand for advanced photomask manufacturing technology is accelerating.(a) The combined Company will be positioned to capitalize on its critical mass to address these market opportunities and achieve further economies of scale to address the escalating development costs of value-added, enabling photomask technologies. The transaction is valued at approximately $115 million and will be accretive to earnings.

Under the terms of the agreement, which was unanimously approved by the Board of Directors of both companies, shareholders of Align-Rite will receive the equivalent of $23.09 per share in Photronics' common stock. The number of shares (subject to certain limitations) to be exchanged will be determined based upon Photronics' average share value during the 20 days preceding the three days prior to Align-Rite's shareholder meeting. It is expected that Align-Rite shareholders will hold approximately 16% of Photronics shares after the merger is completed. The transaction will be accounted for as a pooling of interests. In that connection, Photronics will resell the one million shares it acquired as part of its share repurchase program instituted in October 1998.

The merger is subject to the approval of both Photronics and Align-Rite shareholders. The merger is expected to be completed during the first quarter of 2000 and is subject to certain regulatory approvals, including Hart-Scott-Rodino, and other customary closing conditions.

Upon completion of the transaction, James L. MacDonald, Chairman and Chief Executive Officer of Align-Rite International, will join Photronics' Office of the Chief Executive, which includes Constantine S. Macricostas, Chairman; Michael J. Yomazzo, Vice Chairman; James R. Northup, President; and Jeffrey P. Moonan, Executive Vice
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President - Finance & Administration. In addition, Mr. MacDonald will take a seat on Photronics' Board of Directors and will continue to serve as the President of Align-Rite.

In commenting on the strategic importance of this merger, Constantine S. Macricostas, Photronics' Chairman stated, "As the world's largest photomask supplier, the resulting critical mass and strong global manufacturing infrastructure position the combined companies to address accelerating technological changes taking place throughout the global semiconductor industry. The pace of these changes is not expected to abate, and companies such as Photronics and Align-Rite must continue to find innovative ways to address them. Merging allows us to capitalize on our strengths as the largest photomask supplier in the areas of technology and service, thus leading to a stronger, better equipped photomask supplier capable of meeting an increasingly wide range of photomask requirements."

James MacDonald, Chairman and Chief Executive Officer of Align-Rite commented, "This merger will create new benefits to our customers, employees, and shareholders, as we advance toward meeting the growing demand for photomask products in the new millennium. We believe this business combination will capitalize on the strengths and synergies between our companies to meet the common objectives of growth and manufacturing excellence. By joining together, our new Company will be able to improve capacity utilization, quickly reach higher levels of manufacturing efficiencies, and shorten cycle times to better serve our market. Additionally, the combined Company will have the financial strength to better address the advancing requirements of the global semiconductor industry."

Michael J. Yomazzo, Vice Chairman of Photronics added, "Align-Rite and Photronics have always enjoyed strong reputations for customer service and a shared passion for manufacturing excellence. This will be the cornerstone of our union. Together, we will bring the best of these qualities to the global semiconductor industry in the form of the strongest, full service photomask supplier in the world."

Photronics reported sales of $59.0 million during its third quarter of fiscal 1999, which ended August 1, 1999, and operates from 10 manufacturing facilities worldwide. Align Rite International reported sales of $13.4 million during the first quarter of its fiscal year 2000, which ended on June 30, 1999, and operates from four manufacturing facilities in Europe and North America.

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors, photomasks are used to transfer circuit patterns onto semiconductor wafers during the fabrication of integrated circuits. They are
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produced in accordance with circuit designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

Align-Rite International, Inc. manufactures and markets quality photomasks and has grown to become the third largest independent manufacturer of photomasks in the United States and Europe. The Company currently serves over 250 customers in 21 countries from four manufacturing facilities and six customer service centers strategically located throughout the United States and Europe. For additional information, please visit the Company's website at www.alignrite.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release that may be considered forward-looking statements may be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including uncertainties in the market, pricing competition, procurement and manufacturing efficiencies, and other risks detailed from time to time in the Company's SEC reports. The Company assumes no obligation to update the information in this release.

(a) According to a recent study published by Dataquest, the compound annual growth rate for deep ultra-violet photomasks, is expected to approach 60%. These photomask products and services are required to support 0.25 micron design rules and tighter, and are experiencing a growth rate vastly exceeding the demand for other advanced wafer lithography technologies through the year 2004, when the global market for photomasks is forecasted to exceed
$5.0 billion.

    CONTACT: Photronics
             Michael W. McCarthy, Director - Investor Relations &
             Corp. Comm., 203/775-9000

             mmccarthy@brk.photronics.com
             www.photronics.com
                    or
             At Align-Rite International
         Chris Danne, Principal - Morgan-Walke, 415/296-7383 www.alignrite.com